EXHIBIT 10.1

Employment agreement managing director

The undersigned:

1.	The company with limited liability Resources Connection.NL B.V., established at Planetenbaan 63 (3606 AK) in Maarssen, represented by Mr. J. Brandsema, hereinafter the “Company”;

2.	Resources Connection Inc., established at 695 Town Center Drive, Suite 600, Costa Mesa, California 92626 in the United States, represented by Ms. Kate Duchene, hereinafter the “Guarantor”

and

3.	Mr. L. Witvliet, residing at Parklaan 103 in (2011 KT) Haarlem, hereinafter the “Managing Director”;

Whereas:

The Managing Director is appointed as Managing Director of the Company. The parties desire to set forth the terms and conditions applying to the Managing Director’s employment in this agreement.

Declare and have agreed as follows:

1.	Date of Commencement of Employment and Position

1.1	The Managing Director shall enter into an employment agreement with the Company in the position of managing director (in Dutch: “statutair directeur”), effective as of 1 July 2003. The title of the Managing Director shall be that of “Chief Executive Officer”.

1.2	The Managing Director’s place of employment will be the office of the Company in Maarssen. The Company will be entitled to change the place of employment after consultation with the Managing Director.

1.3	The Managing Director shall fulfil all obligations vested in him by law, laid down in the articles of association of the Company and in instructions determined or to be determined in a management regulation. The Managing Director shall directly report to the Chief Executive Officer of the parent company of the Company.

1.4	The Managing Director is obliged to do or to refrain from doing all that managing directors in similar positions should do or should refrain from doing. The Managing Director shall fully devote himself, his time and his energy to promoting the interest of the Company.

2.	Duration of the Agreement and Notice of Termination

2.1	This agreement is entered into for a definite period of two years, starting as of 1 July 2003 until 1 July 2005 (the “Initial Period”). During the Initial Period the agreement can not be terminated (in Dutch: “opgezegd”) by either party, except for urgent cause as described in article 7:677 of the Dutch Civil Code (the “DCC”). If the Company terminates the agreement during the Initial Period, except for urgent cause as described in article 7:677 of the DCC, it shall pay:

(i)	the equivalent amount of the fixed salary as from the date of termination until the end of the Initial Period;

(ii)	the equivalent amount of the variable salary as from the date of termination until the end of the Initial Period, whereby parties extend the guarantee mentioned in article 4.1 to the variable salary during the entire Initial Period; and

(iii)	the amount mentioned in article 2.2,

in order to settle in advance any dispute on the termination of the contract, the parties to this employment agreement expressly consider this arrangement to be a deed of settlement (in Dutch “vaststellingsovereenkomst”) in the terms of article 7:900 of the DCC.

2.2	Ultimately 31 December 2004, the Chief Executive Officer of the parent Company and the Managing Director shall decide whether the agreement shall be continued. If the agreement is not continued after 1 July 2005, the Company shall pay to the Managing Director the amount equal to the average twelve-month fixed and variable salary over the duration of this agreement. Alternatively, the Managing Director may opt to participate in the prevailing share option scheme (maximum of 25,000 share options) of the parent company of the Company, such to his discretion.

2.3	If the agreement is continued after 1 July 2005, it will be continued for an indefinite period. In that case the agreement may be terminated by the Company with due observance of a notice period of four months, and by the Managing Director with due observance of a notice period of two months. If the termination of the employment agreement is initiated by the Company, for other than urgent cause as described in article 7:677 of the DCC, the Company shall pay to the Managing Director:

(i)	the amount equal to the gross fixed salary over the last four months immediately preceding the date the Company initiates termination of the agreement;

(ii)	the amount equal to the gross fixed salary over the last four months immediately preceding the date the Company initiates termination of the agreement in lieu of notice; and

(iii)	the amount equal to the eight-month pro rata portion of the guaranteed variable salary for the period 1 July 2003 through 30 June 2004,

in order to settle in advance any dispute on the termination of the contract, the parties to this employment agreement expressly consider this arrangement to be a deed of settlement (in Dutch “vaststellingsovereenkomst”) in the terms of article 7:900 of the DCC).

3.	Fixed Salary

3.1	The Managing Director’s salary shall amount to € 277,200.- (two hundred seventy seven thousand two hundred Euro) gross per year, which amount shall be paid in twelve equal instalments at the end of each month. In addition to this amount the Managing Director shall not be entitled to the payment of a holiday allowance.

3.2	The shareholders of the Company shall annually review the salary, described in article 3.1, and subsequently increase the salary depending on the market conditions and as approved by the Chief Executive Officer of the parent.

4.	Variable Salary

4.1	The bonus will be at a minimum of € 115,000.- (hundred fifteen thousand Euro) gross for the period from 1 July 2003 until 1 July 2004, to be paid within 60 days of the Company’s fiscal year end.

4.2	After the first year of employment, the Managing Director’s variable salary will not be guaranteed but will depend upon the revenue results of the Company. The Managing Director will participate in the Company’s bonus scheme. Two percent of the revenue of the Company will be paid into a bonus pool, which will fund the bonus payouts for the Managing Directors and other management employees as approved by the Company. Specifically, this bonus pool is distributable by the Managing Directors of the Company, subject to the approval of the General Meeting of Shareholders of the Company. The General Meeting of Shareholders may, in its discretion, supplement the bonus pool with revenue from the parent company. It is the parties’ intent that the bonus program follow the same program established for management employees of the parent company. The bonus program may be revised from time to time as the parent Company’s bonus program is revised.

5.	Expenses and Company Car

5.1	The Company shall reimburse all reasonable and necessary expenses over and above the provision in article 5.2. incurred by the Managing Director in the performance of his duties upon submission of all the relevant invoices and vouchers.

5.2	The Company shall pay the Managing Director a monthly allowance of € 325.- in addition to his salary for out-of-pocket expenses. At the Company’s request the Managing Director shall provide the Company with a reasonable justification for the amount of this expense allowance. The expense allowance is subject to annual review by the Company. The Managing Director will request the Dutch tax authorities for a ruling with regard to the monthly allowance of € 325.- within six months after the signing of this agreement. If the Managing Director cannot show a reasonable justification for the amount of the expense allowance which is acceptable to the Dutch tax authorities and no ruling will be given by the Dutch tax authorities, the Company shall be entitled to unilaterally decrease the amount of the expense allowance to an amount that is acceptable to the Dutch tax authorities.

5.3	The Company shall pay the contributions related to the Managing Director’s membership of reasonable and necessary occupational organizations as approved by the Chief Executive Officer of the parent company of the Company.

5.4	The Company shall provide the Managing Director with an monthly allowance of € 600.- net for all costs (including without limitation the costs for purchase, depreciation, maintenance, insurance and taxation) incurred by the Managing Director in respect of a private car which is appropriate for the discharge of the Managing Director’s duties under this agreement and which shall be used by the Managing Director in the discharge of the duties for the Company. In addition, the Managing Director shall receive € 0.28 for every kilometre driven in connection with the performance of his tasks under this agreement, which amount is to be adjusted according to the applicable fiscal regulations. If this arrangement is not accepted by the Dutch tax authorities, the Company shall be entitled to unilaterally change this arrangement and the Managing Director shall indemnify the Company for any fiscal claims related hereto.

5.5	Alternatively to article 5.4, the Managing Director may participate in the Company’s car lease scheme up to a maximum of € 1,300.- excluding VAT.

5.6	The Company shall provide the Managing Director with a mobile phone for the use by the Managing Director in the performance of his duties under this employment agreement. All costs with respect to such business use of the mobile phone (including subscription costs) shall be born by the Employer. The Company shall pay the telephone costs for the Managing Director, to the extent that those costs are necessary and reasonable up to an annual maximum of € 1,000.- provided that this is accepted by the Dutch tax authorities. The Managing Director shall indemnify the Company for any fiscal claims related hereto.

6.	Holidays

6.1	The Managing Director shall be entitled to 30 working days vacation per year. In taking vacation, the Managing Director shall duly observe the interests of the Company.

7.	Insurance’s

7.1	The Managing Director shall be allowed to participate in the Company’s collective health insurance.

7.2	The Managing Director shall be allowed to participate in the Company’s collective disability insurance (“WAO-hiaat en WAO-exedent”). The Company shall bear the costs for the premium.

7.3	The Company shall enable the Managing Director to continue the insurance facilities under the same conditions and benefits as his current policy’s which are attached hereto as Annex 1 with respect to:

(i)	life insurance for the next twelve-month period; and

(ii)	third party liability insurance,

and bear any costs related thereto as set forth on the attached spreadsheet. With respect to life insurance after the period 30 June 2004, the Company shall use its best efforts to procure a life insurance facility under substantially similar terms and conditions. The Company shall also agree to cover the associated costs of the new life insurance facility at the same level, or as approved by the Chief Executive Officer of the parent company of the Company.

7.4	The Company shall provide for Directors & Officers insurance with respect to professional liability as a Managing Director (“statutair directeur”), except when such liability is caused intentionally or through gross negligence.

8.	Sickness

8.1	In the event of sickness as defined in article 7:629 of the DCC, the Managing Director shall notify the Company as soon as possible, but nevertheless before 9.30 o’clock at the latest on the first day of sickness. The Managing Director shall observe the Company’s policy pertaining to sickness, as determined by the Company from time to time.

8.2	In the event of sickness, the Company shall pay to the Managing Director from the first day of sickness 100 % of his salary as defined in articles 3 and 4 to a maximum of 52 weeks as from the first day of sickness. The above applies, however, only if and to the extent that pursuant to the requirements of article 7:629, sub 3 through 7 and 9 of the DCC, the Company is under the obligation to continue to pay the salary in accordance with article 7:629, sub 1 of the DCC.

8.3	After the period referred to in paragraph 2 of this article, the Company shall supplement the payments the Managing Director shall receive based on the Dutch Disability Act (“Wet op de Arbeidsongeschiktheidsverzekering”) and the insurances mentioned under article 7.2 up to 100% of his salary as defined in article 3, up to a maximum of 52 weeks.

8.4	The Managing Director shall not be entitled to the salary payment referred to in paragraph 2 of this article, if and to the extent that in connection with his sickness, he can validly claim damages from a third party on account of loss of salary and if and to the extent that the payments by the Company set forth in paragraph 2 of this article exceed the minimum obligation referred to in article 7:629 sub 1 of the DCC. In this event, the Company shall satisfy payment solely by means of an advanced payment on the compensation to be received from the third party and upon assignment by the Managing Director of his rights to damages vis-à-vis the third party concerned up to the total amount of advanced payments made. The advanced payments shall be set-off by the Company if the compensation is paid or, as the case may be, in proportion thereto.

9.	Pension

9.1	The Managing Director is exempt from the prevailing pension scheme of the Company. In this respect the Managing Director shall sign the waiver attached to this agreement as Annex 2.

9.2	The Managing Director can dedicate a part of his salary to be paid gross into a private pension scheme, provided such is in accordance with the applicable fiscal regulations and provided that this will not lead to extra costs for the Company.

9.3	As an alternative to sections 9.1 and 9.2 above, the Managing Director, within 180 days of execution of this agreement, may chose to participate in the Company’s pension scheme effective 1 July 2003, by notifying the Company in writing of his decision to decline the provisions of sections 9.1 and 9.2 and returning the attached waiver without execution.

10.	Guarantee

10.1	The Guarantor guarantees compliance of all obligations of the Company under this agreement towards the Managing Director.

11.	No additional occupation

11.1	The Managing Director shall refrain from accepting remunerated or time consuming non-remunerated work activities with or for third parties or from doing business for his own account without the prior written consent of the shareholders of the Company.

12.	Confidentiality

12.1	The Managing Director shall observe strict confidentiality during and after termination of this agreement regarding any and all information concerning the affairs, interests and customers of the Company, which has come to his knowledge in connection with the performance under this agreement or his dealings with the Company.

12.2	The provisions set forth in this article shall survive the termination of this agreement.

13.	Non-Competition

13.1	The Managing Director acknowledges that during the term of this agreement he is likely to develop close links with clients and other employees of the Company and/or any affiliated companies and to have access to confidential information and accepts that the restrictions in this clause are reasonable and necessary for the protection of the Company’s legitimate interests. If the Managing Director terminates this agreement or the agreement is terminated by the Company pursuant to the termination provisions set forth herein, for twelve months thereafter, the Managing Director shall not in any relevant capacity be engaged, concerned or interested in, carry on or assist in any Restricted Activity with the Netherlands.

Restricted Activity is any business, service or other activity:

(i)	in competition with, or about to be in competition with, any business, service or other activity carried on or provided by the Company and/or any affiliated companies, at 1 July 2003 and in which business, service or other activity the Managing Director was engaged during the twelve months immediately proceeding 1 July 2003; or

(ii)	in relation to which the Managing Director is, by virtue of this Agreement, in possession of Confidential Information at 1 July 2003.

14.	Non-solicitation of clients

14.1	The Managing Director shall not after termination of this agreement in any manner approach with the intent to entice away from the Company:

(i)	any clients of the Company; and/or

(ii)	parties which were clients of the Company in the period of eighteen months immediately preceding the termination of this agreement.

15.	Non-solicitation of employees

15.1	The Managing Director shall not after termination of this agreement in any manner approach an/or entice into an employment relation with third parties or with the Company itself:

(i)	any personnel of the Company; and/or

(ii)	personnel which were employed by the Company in the period of two years immediately preceding the termination of this agreement.

16.	Penalty

16.1	In the event that the Managing Director breaches the obligations under article 12, 13, 14 and/or 15 thereof, he shall without any prior demand or court order being required, be obliged to pay a penalty, which shall be immediately due and payable, in the amount of € 10,000.- (ten thousand Euro) for each such breach and € 1,000.- (one thousand Euro) for each day such breach shall continue, without prejudice, however, to all other rights of the Company, in particular the right to file a claim in summary proceedings, and without prejudice to the obligation of the Managing Director to pay the Company full damages in stead of the penalty.

17.	Applicable Law, No CAO

17.1	This agreement is governed by the laws of the Netherlands.

17.2	No Collective Labour Agreement (in Dutch: “CAO”) is applicable to this agreement.

In witness whereof, this agreement has been signed and executed in duplicate this July 15, 2003.

/s/ J. Brandsema	/s/ Leo Witvliet	/s/ Robert Leach
The Company	The Managing Director	The Guarantor

Annexes:

1.	Current policy’s and spreadsheet as mentioned in article 7.3

2.	Waiver as mentioned in article 9.1